Exhibit 10.31

AMENDMENT TO EMPLOYMENT LETTER

Joseph J. Gaynor (“Gaynor”) and LightPath Technologies, Inc. (“LightPath”) (jointly “the Parties”), hereby agree to amend the June 10, 2008, Employment Letter (“Employment Letter”) as follows:

1.
The Parties agree that these limited amendments do not affect any other provision in the Employment Letter and do not act as a waiver of any other right or obligation of the Parties in the Employment Letter.

2.
LightPath and Gaynor agree to the following amendment to Section 1 of the Employment Letter, which will replace Section 1 in its entirety:

As of March 9, 2020, your position will change from President and Chief Executive Officer to Consultant for LightPath. You shall have the responsibilities and duties as directed by the Board of Directors (“the Board”), and you will report directly to the Board. As Consultant, pursuant to Section 2, you will have no expectation of employment through June 30, 2020 as an at-will employee. If employment continues through June 30, 2020, you acknowledge and agree that your employment will terminate on June 30, 2020, unless otherwise extended in writing by the Chairman of the Board.

3.
Assuming Gaynor remains employed by LightPath until June 30, 2020, the Parties acknowledge that Gaynor’s separation from employment on June 30, 2020, will be treated as a voluntary Retirement. For purposes of the Employment Letter, Gaynor’s separation from employment on June 30, 2020, qualifies as a Resignation pursuant to Section 5(c) of the Employment Letter and Gaynor acknowledges and agrees he will not be entitled to any severance.

4.
LightPath agrees that Gaynor’s retirement at or near the end of the current fiscal year will not cause a forfeiture of the 2020 annual incentive bonus award.  Any award earned based on actual performance for the 2020 fiscal year shall be paid in full or prorated, as determined by the Compensation Committee, without any deduction therefrom other than routine tax and similar permitted withholdings, at the same time as such award is paid to other individuals still employed by LightPath. In addition the parties agree Exhibit “A” attached hereto contains an itemized list of all incentive stock options and restricted stock units granted to Gaynor as of March 9, 2020.

5.
All of the benefits and obligations set forth in Section 4 of the Employment Letter are void as of March 9, 2020, and LightPath and Gaynor shall treat Section 4 as if it was not included in the Employment Letter. This amendment to the Employment Letter will not affect the numbering of any other section therein.

/s/ J. James Gaynor Joseph J. Gaynor Dated: March 17, 2020	LightPath Technologies, Inc. /s/ Robert Ripp By: Bob Ripp Its: Chairman of the Board Dated: March 13, 2020